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                                                                   EXHIBIT 10.11




                                December 3, 1996


Ms. Nanci N. Northway
P.O. Box 655
Carnelian Bay, California

Dear Nanci:

                 This letter will confirm that Booth Creek Ski Holdings, Inc. ("Company") will provide to you a payment of $100,000 within 90 days following an initial public offering of the Company or a sale of the Company to any entity or entities not controlled by George N. Gillett, Jr., provided that you are an employee of the Company on the date of such event.

                 As you know, you have had and will have access to confidential information (including, but not limited to, current and prospective confidential know-how, inventions, trade secrets, customer lists, marketing plans, business plans, information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, products, plans, finances, suppliers, and assets of Company and its parents, subsidiaries, affiliates and other related entities that is not generally known outside Company and/or the related entities. You understand and agree that you will keep all such information confidential both during your employment with the Company and at all times following the termination of your employment.

                 Please signify your agreement to the foregoing by signing and dating this letter and returning it to me.

                                        Very truly yours,

                                        /s/ George N. Gillett, Jr.

                                        George N. Gillett, Jr.


Acknowledged and Agreed
as of December 3, 1996.

/s/ Nanci N. Northway
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       Nanci N. Northway